                                                          RCB CAPITAL                                               May 25, 2021

The purpose of this Non-Exclusive Consulting Agreement is to set forth the Terms of our Agreement with respect to the compensation RCB Capital   or its Designees (Fox Chase Capital Partners LLC) are to receive for assisting and advising Applife Digital Solutions. Inc., symbol “ALDS”. or related entities (the "Company") in obtaining Financing as well as Consulting and Due Diligence Services (collectively, "Consulting Services").

Our Consulting Services will primarily be focused on four groups: Private Equity Firms; Hedge Funds; Venture Capital Firms investing in Public Cos. and Family Offices. It is expected that, if an Investment takes place, such Investment may be in the form of Common Stock with and without Warrants and or Convertible Securities / Debentures (collectively" Investor").

At closing of an Investment / Financing ("Consulting Services"), Fox Chase Capital Partners LLC will receive, by Wire Transfer, from the Company, a Cash Consulting Services Fee of 5% (five percent) of the total Capital provided and to be provided (Fees shall be paid to Fox Chase Capital Partners LLC. within three business days of when such Capital is received by the Company) to the Company by Investor (Investors) introduced to the Company by RCB.  Company shall not pay any expenses that have not been pre-approved in writing by the Company

This Agreement is to be applied to any and all transactions and Consulting Services, present and future, between RCB and the Company and Investors introduced to the Company by RCB, including subsequent, follow-up, renegotiated and new transactions (Non-Circumvention). The Company Agrees that it will not engage in any type of Agreements or Services / Financings with such Investors who are introduced to the Company by RCB without RCB being compensated as per this Agreement as well as RCB being a part of any and all such Agreements and or Services / Financings with those Investors.

It is understood that RCB is not a Broker Dealer and all payments will be made to its designee, Fox Chase Capital Partners LLC. -

a broker dealer registered with FINRA.   RCB will have no authority to enter into any commitments on the Company's behalf or to hold any funds or securities in connection with the Financing and Consulting Services.

The Term of this Agreement is for a period of twelve (12) months from the Date of Signing unless terminated earlier in writing on thirty days prior written notice or extended in writing and Agreed to by both parties. This Agreement and any and all Fees due to Fox Chase shall survive the Termination of this Agreement in the event the Company is Funded by Investors introduced to the Company by RCB who Fund the Company after the Termination of this Agreement.

This Agreement is governed by the laws of the United States in the State of New York. In the event of any proceeding arising or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such proceeding, including court costs, collection costs, attorney fees and the highest interest rate allowable under New York Law. If you are in Agreement to the foregoing, please sign and date below.

Applife Digital Solutions, Inc. (symbol ALDS)

By:_/s/ Matthew Reid____________________

NAME:  Matthew Reid                                          DATE: May 25, 2021

TITLE:   CEO

RCB Capital

By:__/s/ Joe Stanley_____________________

NAME:   Joe Stanley                                       DATE:  June 2, 2021

TITLE: Partner